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                                                                   Exhibit 10-22

                          PRODUCER - CUSTOMER NMP - 2
                           POWER PURCHASE AGREEMENT

     This Power Purchase Agreement (this "Agreement"), dated as of December 11, 2000 by and between Constellation Nuclear, LLC, ("PRODUCER"), a Maryland limited liability company with offices located at 39 West Lexington Street, 18th Floor, Baltimore, MD 21201, and Niagara Mohawk Power Corporation ("CUSTOMER"), a New York company with offices located at 300 Erie Boulevard West, Syracuse, NY 13202 (PRODUCER and CUSTOMER are each referred to herein as a "Party", and collectively as the "Parties").

WITNESSETH:
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     WHEREAS, PRODUCER and CUSTOMER have entered into an Asset Purchase
Agreement pursuant to which CUSTOMER has agreed to sell and PRODUCER has agreed to purchase, certain interests in the Nine Mile Point Unit No. 2 Nuclear Generating Station ("NMP-2"), dated December 11, 2000 (the "NMP-2 APA");

     WHEREAS, PRODUCER and CUSTOMER have entered into an Asset Purchase Agreement pursuant to which CUSTOMER has agreed to sell and PRODUCER has agreed to purchase, certain interests in Nine Mile Point Unit No. 1 Nuclear Generating Station ("NMP-1"), dated December 11, 2000 (the "NMP-2 APA");

     WHEREAS, simultaneously with the execution of this Agreement, PRODUCER, Niagara Mohawk Power Corporation ("Niagara Mohawk") and New York State Electric & Gas Company ("NYSEG") have executed an Interconnection Agreement of even date with this Agreement (the "NMP-2 ICA") governing the terms of interconnection of NMP-2 with the Transmission System, as that term is defined in the NMP-2 ICA; and

     WHEREAS, simultaneously with the execution of this Agreement, PRODUCER and CUSTOMER have executed a Revenue Sharing Agreement of even date with this Agreement governing certain adjustments to the purchase price for NMP-2 (the "NMP-2 RSA").

     NOW, THEREFORE, in consideration of these premises, the mutual agreements set forth herein and other good and valuable consideration, and intending to be legally bound, the Parties agree as follows:

1. DEFINITIONS. In addition to the terms defined elsewhere herein, the following capitalized terms shall have the meaning stated below when used in this Agreement:

     1.1. "Ancillary Services" shall mean those services necessary to support the transmission of Energy from generators to loads, while maintaining reliable operation of the New York State power system in accordance with Good Utility Practice and reliability rules. Ancillary Services include

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          scheduling, system control and dispatch service, reactive supply and voltage support service, regulation and frequency response service, energy imbalance service, operating reserve service (including spinning reserve, 10-minute non-synchronized reserves and 30-minute reserves), and black start capability, and as defined in Section 2.16 of the NYISO Market Administration and Control Area Services Tariff, as amended or superseded from time to time.

     1.2. "Bilateral Transaction" shall mean a transaction between two or more parties for the purchase and/or sale of Installed Capacity, Energy, and/or Ancillary Services other than those in the ISO Administered Markets, and as defined in Section 2.16 of the NYISO Market Administration and Control Area Services Tariff, as amended or superseded from time to time.

     1.3. "Capability Period" shall mean six-month periods which are established as follows: (1) from May 1 through October 31 of each year (Summer Capability Period); and (2) from November 1 of each year through April 30 of the following year (Winter Capability Period), as defined in
          Section 2.17 of the NYISO Market Administration and Control Area Services Tariff, as amended or superseded from time to time.

     1.4. "Closing" shall have the meaning set forth in the NMP-2 APA.

     1.5. "Contract Year" shall mean each twelve (12) month period during the Term (as defined in Section 3 hereof) starting with the Effective Date. For the purposes of this Agreement, the first month of the Term starts on the Effective Date and ends on the last calendar day of the first full calendar month following the Effective Date. All subsequent months during the Term are calendar months.

     1.6. "Contract Year Base Price" shall mean the prices so identified in Schedule A.

     1.7. "Day-Ahead Market" (DAM) shall mean the NYISO administered market in which Energy and/or Ancillary Services are scheduled and sold day-ahead consisting of the day-ahead scheduling process, price calculations and settlements, as defined at Definition 1.7d of the NYISO OATT, as amended or superseded from time to time.

     1.8. "DAM Scheduled Net Electric Output" shall mean, for any hour, scheduled electric output with the NYISO in the DAM Market pursuant to
          Article 5.3, which shall be the Day-Ahead-Market expected Energy production generated by NMP-2 less (a) the Energy used to operate NMP-2, but excluding Off-site Power Service used to operate NMP-2 as defined in the NMP-2 ICA, and (b) the Energy used in the transformation and

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           transmission of electric power to the Delivery Point, provided that for purposes of this Agreement, such DAM Scheduled Net Electric Output shall not be less than zero. Such DAM Scheduled Net Electric Output shall be estimated using Good Utility Practice and shall approximate as accurately as reasonably possible the expected Net Electric Output.

     1.9. "Delivery Point" shall mean the "Delivery Points" as that term is defined in the NMP-2 ICA and as indicated on the one-line diagram included as part of Schedule A to the NMP-2 ICA.

     1.10. "Dependable Maximum Net Capability" (DMNC) shall mean the sustained maximum net output of a generator, as demonstrated by the performance of a test or through actual operation, averaged over a continuous period of time, and as defined in Section 2.40 of the NYISO Market Administration and Control Area Services Tariff, as amended or superseded from time to time.

     1.11. "Dependable Maximum Net Capability Test" (DMNC Test) shall mean a test performed in accordance with and as defined in Section 2.40 of the NYISO Services Tariff, as amended or superseded from time to time.

     1.12. "Effective Date" shall mean the date of the Closing.

     1.13. "Energy" shall mean a quantity of electricity that is bid, produced, consumed, sold, or transmitted over a period of time, and measured or calculated in megawatt hours (MWh).

     1.14. "First Hour" shall mean that full or portion of an hour occurring from the moment that the Parties jointly declare the NMP-2 APA consummated to the beginning of the next hour.

     1.15. "Good Utility Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and compliance with applicable law and regulations. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be practices, methods, or acts generally accepted in the electric utility industry. Good Utility Practices shall include, where applicable, but not be limited to North American Electric Reliability Council ("NERC") criteria, guidelines, rules and standards, Northeast Power Coordinating Council ("NPCC") criteria, guidelines, rules and standards, New York State Reliability Council ("NYSRC") criteria, guidelines, rules

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           and standards, if any, and NYISO criteria, guidelines, rules and standards, as they may be amended from time to time including the rules, guidelines and criteria of any successor organization of the foregoing entities. When applied to PRODUCER, the term Good Utility Practice shall also include standards applicable to a generator were the generator a utility generator connecting to the distribution or transmission facilities or system of another utility.

     1.16. "Installed Capacity" shall mean a generator or load facility that complies with the requirements of the reliability rules and is capable of supplying and/or reducing the demand for Energy in the New York Control Area for the purpose of ensuring that sufficient Energy and capacity are available to meet the reliability rules, as defined at Definition 1.14 of the NYISO OATT, as amended or superseded from time to time. The Installed Capacity requirement, established by the New York State Reliability Counsel and the NYISO, and applied by and through the NYISO OATT, includes a margin of reserve in accordance with the reliability rules.

     1.17. "Interest Rate" means, for any date, the interest equal to the prime rate of Citibank as may from time to time be published in The Wall Street Journal under "Money Rates".

     1.18. "Monthly Off-Peak Price" shall mean the product of (i) the Contract Year Base Price times (ii) the Off-Peak Monthly Price Factor for the respective Contract Years and calendar months, such prices and factors being set forth in Schedules A and B respectively.

     1.19. "Monthly On-Peak Price" shall mean the product of (i) the Contract Year Base Price times (ii) the On-Peak Monthly Price Factor for the respective Contract Years and calendar months, such prices and factors being set forth in Schedules A and B, respectively.

     1.20. "New York Control Area" (NYCA) shall have the meaning as defined
           Section 1.13 of the NYISO Market Administration and Control Area Services Tariff, as amended or superseded from time to time.

     1.21. "New York Independent System Operator" (NYISO) shall mean the not-for-profit corporation established in accordance with orders of the Federal Energy Regulatory Commission to administer the operation of, to provide equal access to, and to maintain the reliability of the bulk-power transmission system in New York State, or any successor organization.

     1.22. "NYISO OATT" shall mean the New York Independent System Operator Open Access Transmission Tariff revised as of 12/27/99, as amended and superseded from time to time.

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     1.23. "NYISO Services Tariff" shall mean the New York Independent System
           Operator Market Administration and Control Area Services Tariff revised as of 11/17/99, as amended and superseded from time to time.

     1.24. "Net Electric Output" shall mean the Energy production generated by NMP-2 less (a) the Energy used to operate NMP-2, but excluding Off-site Power Service used to operate NMP-2 as defined in the NMP-2 ICA, and (b) the Energy used in the transformation and transmission of electric power to the Delivery Point, provided that for purposes of this Agreement, such Net Electric Output shall not be less than zero.

     1.25. "Off-Peak" shall mean the hours between 11:00 p.m. and 7:00 a.m., prevailing Eastern Time, Monday through Friday, and all hours on Saturday and Sunday, and NERC-defined holidays, or as otherwise decided by the NYISO.

     1.26. "On-Peak" shall mean the hours between 7:00 a.m. and 11:00 p.m. inclusive, prevailing Eastern Time, Monday through Friday, except NERC-defined holidays, or as otherwise decided by the NYISO.

2. CONDITION PRECEDENT. It is a condition precedent to the obligations of PRODUCER and CUSTOMER under this Agreement that the Closing shall have occurred.

3. TERM. The term ("Term") of this Agreement shall begin on the Effective Date and shall expire at 12:00 midnight prevailing Eastern Time on the day that is exactly ten years after the last day of the month during which the Effective Date occurs. Notwithstanding any other provision of this Agreement, this Agreement shall become ineffective and shall terminate in the event the NMP-2 APA terminates.

4.   INSTALLED CAPACITY.

     4.1. Sale of Installed Capacity. PRODUCER shall provide, and CUSTOMER shall accept, from the Effective Date through the end of the first Capability Period occurring during the Term an amount of Installed Capacity equal to the product of (i) forty-one percent (41%) times
           (ii) ninety percent (90%) of the DMNC of NMP-2 during the first Capability Period occurring during the Term (up to a maximum of 1,140 MW for the Summer Capability Period and 1,155 MW for the Winter Capability Period). PRODUCER shall provide, and CUSTOMER shall accept, from the end of the first Capability Period occurring during the Term through the end of the last Capability Period occurring during the Term an amount of Installed Capacity equal to the product of (i) forty-one percent (41%) times (ii) ninety percent (90%) of the seasonal DMNC of NMP-2 up to a maximum

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          of 1,140 MW for the Summer Capability Period and 1,155 MW for the
          Winter Capability Period.

     4.2. Performance. PRODUCER shall use good faith efforts to ensure that the Installed Capacity for NMP-2 is as high as practicable, consistent with the Energy generated by the plant. In no event, however, will PRODUCER be required to contract for, or take any other measure to obtain, additional installed capacity to satisfy its obligations under this Section. In accordance with NYISO requirements, PRODUCER shall perform DMNC Tests and PRODUCER shall use good faith efforts to maximize the output of the plant during such tests. The Parties will coordinate the scheduling of such tests.

5.   ENERGY.

     5.1. Sale of Energy. During the Term of this Agreement, PRODUCER shall deliver, and CUSTOMER shall accept, an amount of Energy equal to the product of (i) forty-one percent (41%) times (ii) ninety percent (90%) times (iii) the DAM Scheduled Net Electric Output or, if applicable, the Net Electric Output during each hour of the Term up to a maximum total amount of Energy in each such hour of 1,148 MWh.

     5.2. Performance. Except as provided in Section 5.3.1, PRODUCER shall have no obligation to produce or deliver any amount of Energy hereunder.
          If for any reason which is not prohibited by this Agreement PRODUCER generates an insufficient amount of Energy at the facilities to be able to deliver the amount specified in section 5.1 hereof, PRODUCER shall have no obligation to sell or deliver, and CUSTOMER shall have no obligation to buy or accept, the portion of the amount specified in section 5.1 not generated by PRODUCER, or any replacement Energy.

     5.3. Scheduling. CUSTOMER shall have the option, exercisable at its sole discretion and upon written notice twenty-four (24) hours in advance of the NYISO's scheduling requirement for provision of the DAM schedule to PRODUCER to: (i) have PRODUCER deliver and schedule DAM Scheduled Net Electric Output as provided in section 5.3.1 below; or
          (ii) have PRODUCER deliver and CUSTOMER schedule Net Electric Output as provided in Section 5.3.2 below.

       5.3.1. DAM Scheduled Net Electric Output. Notwithstanding Section 5.2, PRODUCER shall provide the NYISO with a request for a Bilateral Transaction schedule in the Day-Ahead Market, in accordance with the NYISO Market Administration and Control Area Services Tariff, for the DAM Scheduled Net Electric Output to be delivered to CUSTOMER under this Agreement. PRODUCER shall be solely responsible for all charges imposed by the NYISO as a result of any failure by

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              PRODUCER to deliver the amount of DAM Scheduled Net Electric
              Output specified in the Bilateral Transaction schedule.

       5.3.2. Net Electric Output. CUSTOMER shall effectuate the scheduling with the NYISO for Net Electric Output delivered by PRODUCER to CUSTOMER under this Agreement.

       5.3.3. Mitigation. The Party scheduling a Bilateral Transaction with the NYISO shall be obligated to mitigate any charges or penalties imposed by the NYISO on the non-scheduling Party.

     5.4. Other Costs. With regard to DAM Scheduled Net Electric Output or, if applicable, Net Electric Output delivered by PRODUCER to CUSTOMER pursuant to this Agreement at the Delivery Point, except as the NMP-2 ICA provides, PRODUCER shall bear no cost or liability for the DAM Scheduled Net Electric Output or, if applicable, Net Electric Output beyond the Delivery Point.

     5.5. Title and Risk of Loss. Title and risk of loss transfers from PRODUCER to CUSTOMER upon receipt of the DAM Scheduled Net Electric Output or, if applicable, Net Electric Output by CUSTOMER from PRODUCER at the Delivery Point.

     5.6. Taxes. Taxes applicable to the DAM Scheduled Net Electric Output or, if applicable, Net Electric Output delivered by PRODUCER to CUSTOMER pursuant to this Agreement, or to transactions involving such DAM Scheduled Net Electric Output or, if applicable, Net Electric Output, (other than taxes based on PRODUCER's and/or CUSTOMER's net income), shall be borne by CUSTOMER if related to or arising after receipt at the Delivery Point of such DAM Scheduled New Electric Output or, if applicable, Net Electric Output, and shall be borne by PRODUCER if related to or arising before receipt at the Delivery Point of such DAM Scheduled New Electric Output or, if applicable, Net Electric Output.

     5.7. Outages. PRODUCER shall schedule and perform all plant outages consistent with Good Utility Practice, and in accordance with the terms of the NMP-2 ICA. PRODUCER shall provide CUSTOMER with as much advance notice as possible of scheduled outages, unscheduled outages, power reductions, and deratings. Except as reasonably required by Good Utility Practice, PRODUCER shall not schedule any portion of a refueling outage during the months of June, July, August, or September.

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6.   OTHER PRODUCTS AND SALES. Nothing herein shall preclude PRODUCER from selling any Ancillary Service, Energy, Installed Capacity or other product or service or quantity thereof associated with NMP-2 to a third party or the NYISO not needed to fulfill PRODUCER's obligations hereunder.

7. PRICE. The price during each hour of the Term for such amount of Installed Capacity and Energy as is provided pursuant to Article 4 and Article 5 respectively of this Agreement, shall be determined using the data set forth in Schedules A and B. The amounts payable by CUSTOMER to PRODUCER shall be calculated monthly, and shall be equal to the sum of the product of (i) the DAM Scheduled Net Electric Output or, if applicable, Net Electric Output in MWh delivered by PRODUCER to CUSTOMER each hour times
     (ii) the applicable price for each hour as determined from Schedules A and B for all hours of the month. No other amount shall be payable by CUSTOMER for Installed Capacity or Energy provided by PRODUCER pursuant to this Agreement.

8.   BILLINGS AND PAYMENTS.

     8.1. Payment. PRODUCER shall provide CUSTOMER with an invoice setting forth the quantity of Energy (MWh), as recorded by the Revenue Meters defined and provided for in the NMP-2 ICA, which was delivered to CUSTOMER in the indicated month, on or before the 5/th/ day of each month for the preceding monthly period. CUSTOMER shall remit the amount due by wire transfer, or as otherwise agreed, pursuant to PRODUCER's invoice instructions, on the later of fifteen days from receipt of PRODUCER's invoice or the twenty-fifth (25/th/) day of the calendar month in which the invoice is rendered. In the event the 25/th/ is a weekend day or a holiday on which banking institutions are not open in New York State, then payment shall be made upon the following business day.

     8.2. Overdue Payments. Overdue payments shall accrue interest at the Interest Rate from, and including, the due date to, but excluding, the date of payment.

     8.3. Billing Dispute. If CUSTOMER, in good faith, disputes an invoice, CUSTOMER shall notify PRODUCER in writing within ten (10) business days of receipt of the invoice of the basis for the dispute and pay the portion of such statement not in dispute no later than the due date. If any amount withheld under dispute by CUSTOMER is ultimately determined (under the terms herein) to be due to PRODUCER, it shall be paid within three (3) business days of such determination along with interest accrued at the Interest Rate until the date paid. Inadvertent overpayments shall be returned by PRODUCER upon request or deducted by PRODUCER from subsequent invoices, with interest accrued at the Interest Rate until the date paid or deducted.

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     8.4. Mutual Rights of Offset. PRODUCER hereby acknowledges and agrees that, if an "Event of Default" has occurred under the promissory note(s) (such Event as defined therein) executed by PRODUCER in favor of CUSTOMER at the Closing (the "Note"), CUSTOMER shall have the right to offset and/or net any payments then owed by PRODUCER under the Note in relation to the NMP-1 APA and the NMP-2 APA against any payments or other amounts due from CUSTOMER to PRODUCER under this Agreement, or the NMP-1 Power Purchase Agreement. CUSTOMER hereby acknowledges and agrees that, if CUSTOMER is deemed to be in default hereunder (as defined herein in Section 9.1.3 hereof), then PRODUCER may offset and/or net payments then owed by CUSTOMER hereunder against any payments or other amounts due from PRODUCER to CUSTOMER under the Note. Notwithstanding the foregoing, if pursuant to Section 14 of the Note, a Surety Bond, Letter of Credit or other financial assurance shall have been provided by CUSTOMER under the Note, PRODUCER's right of offset shall be deemed to no longer apply to the Note, and shall apply only to such Surety Bond, Letter of Credit or other financial assurance.

9.   DEFAULT, TERMINATION AND LIABILITY.

     9.1. Breach, Cure and Default.

       9.1.1. Breach. A breach of this Agreement shall occur upon the failure by a Party to perform or observe any material term or condition of this Agreement as described in Section 9.1.2. of this Agreement.

       9.1.2. Events of Breach. A breach of this Agreement shall include: (a) the failure to pay any amount due, unless such amount is disputed in compliance with Section 8.3 of this Agreement; (b) the failure to comply with any material term or condition of this Agreement;
              (c) the appointment of a receiver, liquidator or trustee for a Party, or of any property of a Party, if such receiver, liquidator or trustee is not discharged within sixty (60) days; (d) the entry of a decree adjudicating a Party bankrupt or insolvent if such decree is continued undischarged and unstayed for a period of sixty (60) days; and (e) the filing by a Party of a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law.

       9.1.3. Cure and Default. Upon a Party's breach of its obligations under this Agreement, (except for breaches described in (c), (d), and (e) of Section 9.1.2, whose occurrence shall constitute a default by the Party), the other Party (hereinafter the "Non-Breaching Party") shall give such Party in breach (the "Breaching Party") a written notice specifying the nature of the breach, describing the breach in reasonable detail, and demanding that the Breaching Party cure such

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              breach. The Breaching Party shall be deemed to be in default of its obligations under this Agreement (i) if it fails to cure its breach within thirty (30) days after its receipt of such notice,
              (ii) where the breach is such that it cannot be cured within thirty (30) days after its receipt of such notice, the Breaching Party does not in good faith commence within thirty (30) days all such steps as are commercially reasonable efforts that are necessary and appropriate to cure such breach and thereafter diligently pursue such steps to completion, or (iii) where the breach cannot be cured within any commercially reasonable period of time.

       9.1.4. Remedies upon Default. Upon a Party's default as described in
              Section 9.1.3, the non-defaulting Party may, at its option (i) continue performance under this Agreement and exercise such other rights and remedies as it may have in equity, at law or under this Agreement; or (ii) terminate this Agreement in accordance with
              Section 9.2 hereof.

       9.1.5. Waiver. No provision of this Agreement may be waived except by mutual agreement of the Parties as expressed in writing and executed by each Party. Any waiver that is not in writing and executed by each Party shall be null and void from its inception. No express waiver in any specific instance as provided in a required writing shall be construed as a waiver in future instances unless specifically so provided in the required writing. No express waiver of any specific default shall be deemed a waiver of any other default whether or not similar to the default waived, or a continuing waiver of any other right or default by a Party. The failure of any Party to insist in any one or more instances upon the strict performance of any of the provisions of this Agreement, or to exercise any right herein, shall not be construed as a waiver or relinquishment for the future of such strict performance of such provision or the exercise of such right. Further, delay by any Party in enforcing its rights under this Agreement shall not be deemed a waiver of such rights.

     9.2. Termination. If a Breaching Party is deemed to be in default as described in Section 9.1.3, then the Non-Breaching Party may terminate this Agreement by providing ten (10) days advanced written notice to the Party in default. Termination of this Agreement shall not relieve any Party of any of their liabilities and obligations arising hereunder prior to the date termination becomes effective.

     9.3. Additional Remedies. A Party's right to terminate as the result of an occurrence of a default of any other Party shall not serve to limit the rights such non-defaulting Party may have under law or equity as a result of such default.

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     9.4.  Mitigation of Damages. A non-defaulting Party has a duty to mitigate damages in the event of a default. The provisions of this Section 9.4 shall survive termination of this Agreement.

     9.5. Exclusion of Damages. In no event will either Party be liable under this Agreement, or under any cause of action relating to the subject matter of this Agreement, for any special, indirect, incidental, punitive, exemplary or consequential damages, including but not limited to loss of profits or revenues, loss of use of any property, cost of substitute equipment, facilities or services, downtime costs or claims of third parties for such damages, except to the extent that such damages arise from the gross negligence or intentional misconduct of the Party from whom such damages are sought. The provisions of this Section 9.5 shall survive termination of this Agreement.

10.  CONTRACT ADMINISTRATION AND OPERATION.

     10.1. Party Representatives. PRODUCER and CUSTOMER shall each appoint a representative who will be duly authorized to act on behalf of the Party that appoints him/her, and with whom the other Party may consult at all reasonable times, and whose instructions, requests, and decisions shall be binding on the appointing Party as to all matters pertaining to the administration of this Agreement.

     10.2. Record Retention and Access. PRODUCER and CUSTOMER shall each keep complete and accurate records and all other data required by either of them for the purpose of proper administration of this Agreement, including such records as may be required by state or federal regulatory authorities or the NYISO. All such records shall be maintained for a minimum of five (5) years after the creation of the record or data and for any additional length of time required by state or federal regulatory agencies with jurisdiction over PRODUCER or CUSTOMER. PRODUCER and CUSTOMER, on a confidential basis, will provide reasonable access to records kept pursuant to this Section of this Agreement. The Party seeking access to such records shall pay 100% of any out-of-pocket costs the other Party incurs to provide such access.

     10.3. Notices. All notices pertaining to this Agreement not explicitly permitted to be in a form other than writing shall be in writing and shall be given by same day or overnight delivery, electronic transmission, certified mail, or first class mail. Any notice shall be given to the other Party as follows:

           If to PRODUCER:

           Constellation Nuclear, LLC
           39 West Lexington Street

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          18th Floor
          Baltimore, MD. 21201
          Title: President
          Attn: Robert E. Denton
          Phone: (410) 234-6149
          Facsimile: (410) 234-5323

          If to CUSTOMER:

          Niagara Mohawk Power Corporation
          300 Erie Boulevard West
          Syracuse, NY 13202
          Title: Director of Energy Transactions
          Attn.: Scott Leuthauser
          Phone: (315) 428-6006
          Facsimile: (315) 428-6129

          If given by electronic transmission (including telex, facsimile or telecopy), notice shall be deemed given on the date received and shall be confirmed by a written copy sent by first class mail. If sent in writing by certified mail, notice shall be deemed given on the second business day following deposit in the United States mails, properly addressed, with postage prepaid. If sent by same-day or overnight delivery service, notice shall be deemed given on the day of delivery. PRODUCER and CUSTOMER may, by written notice to the other, change its representative(s), including its Company Representative, and the address to which notices are to be sent.

11. BUSINESS RELATIONSHIP. Each Party shall be solely liable for the payment of all wages, taxes, and other costs related to the employment by such Party of persons who perform this Agreement, including all federal, state, and local income, social security, payroll and employment taxes and statutorily-mandated workers' compensation coverage. None of the persons employed by either Party shall be considered employees of the other Party for any purpose.

12. CONFIDENTIALITY. Except as otherwise required by law, the Parties shall keep confidential the terms and conditions of this Agreement and the transactions undertaken hereto. If a Party is required to file this Agreement with any regulatory body or court, it shall seek trade secret protection from such authority and notify the other Party of the requirement.

13. GOVERNMENT REGULATION. This Agreement and all rights and obligations of the Parties hereunder are subject to all applicable federal, state and local laws and all duly promulgated orders and duly authorized actions of governmental authorities having proper and valid jurisdiction over the terms of this Agreement. In addition, the rates, terms, and conditions contained in this Agreement are not subject to change under Section 205 of the Federal Power Act, as that section may be amended or superseded, absent the mutual written agreement of the Parties.

14. GOVERNING LAW/CONTRACT CONSTRUCTION. This Agreement shall be interpreted, construed, and governed by the law of the State of New York. For purposes of contract construction, or otherwise, this Agreement is the product of negotiation and neither Party to it shall be deemed to be the drafter of this Agreement or any part hereof. The Section and Subsection headings of this Agreement are for convenience only and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof. Litigation of claims or disputes arising under this Agreement shall be brought in state or federal court in the State of New York.

15.  DISPUTE RESOLUTION.

     15.1. All claims, disputes, and other matters concerning the interpretation and enforcement of this Agreement, shall be submitted to binding arbitration in New York, NY and shall be heard by three neutral arbitrators under the Commercial Arbitration Rules of the American Arbitration Association.

     15.2. Only the Parties hereto and their designated representatives shall be permitted to participate in any arbitration initiated pursuant to this Agreement. The arbitration process shall be concluded not later than six (6) months after the date that it is initiated. The award of the arbitrators shall be accompanied by a reasoned opinion if requested by either Party. The award rendered in such a proceeding shall be final. The Parties shall keep the award, and any opinion issued by the arbitrators, confidential unless the Parties agree otherwise. Any award of amounts due shall include interest accrued at the Interest Rate until the date paid. Judgment may be entered upon the arbitration opinion and award in any court having jurisdiction.

     15.3. The procedures for the resolution of disputes set forth herein shall be the sole and exclusive procedures for the resolution of disputes. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of a dispute. All negotiations pursuant to these procedures for the resolution of disputes will be confidential, and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence and similarly applicable rules or regulations of any state or federal regulatory agency with jurisdiction over a Party.

16. WAIVER AND AMENDMENT. Any waiver by either Party of any of the provisions of this Agreement must be made in writing, and shall apply only to the instance referred to in the writing, and shall not, on any other occasion, be construed as a bar to, or a waiver of, any right either Party has under this Agreement. The Parties may not modify, amend, or supplement this Agreement except by a writing signed by the Parties.

17. BINDING EFFECT; NO THIRD-PARTY RIGHTS OR BENEFITS. This Agreement is entered into solely for the benefit of PRODUCER and CUSTOMER, and their respective successors and permitted assigns, and therefore is not intended and shall not be construed to confer any rights or benefits on any third-party.

18. ENTIRE AGREEMENT. This Agreement, including references to and incorporation of other agreements and tariffs, contains the complete and exclusive agreement and understanding between the Parties as to its subject matter.

19. ASSIGNMENT. CUSTOMER shall have the right to assign the Agreement in whole or in part, subject to a 50 MW minimum, without the consent of the PRODUCER, (A) provided that (i) such assignee's long-term unsecured debt credit rating issue by Moody's Investors Service, Standard & Poor's Corporation or another nationally recognized rating agency is investment grade rated, and (ii) provided that the CUSTOMER's agreement with the assignee requires that for so long as the assignee's credit rating is reduced to the lesser of (a) below investment grade or (b) below its credit rating at the time of the assignment, the assignee shall deliver to PRODUCER, in a form reasonably satisfactory to PRODUCER, either (x) a guarantee of the assignee's obligations by its parent provided that such parent entity's long-term unsecured debt credit rating issue by Moody's Investors Service, Standard & Poor's Corporation or another nationally recognized rating agency is investment grade, or (y) an irrevocable, standby letter of credit issued by a banking or other financial institution, the long-term unsecured debt obligations of which is rated investment grade, with a drawing amount equal to the obligations under this Agreement which have been assigned to the assignee and then remain, and that such security remain in full force and effect until all amounts owed to the PRODUCER by the assignee are satisfied and paid in full (or such assignee establishes or reestablishes the lesser of (a) an investment grade rating or (b) its credit rating at the time of the assignment); and provided, however, that assignee may reduce the drawing amount under such letter of credit from time to time provided such drawing amount is not less than the aggregated amount of the obligations under this Agreement which have been assigned and then remain; or (B) to an entity that does not have an investment grade rating, provided that CUSTOMER's agreement with the assignee requires that the assignee deliver, in a form reasonably satisfactory to PRODUCER, an irrevocable, standby letter of credit issued by a banking or other financial institution, the long-term unsecured debt obligations of which is rated investment grade, with a drawing amount equal to the obligations under this Agreement which have been assigned to the assignee, and that such security remain in full force and effect until all amounts owed to the PRODUCER by the assignee are satisfied and paid in full (or such assignee establishes an investment grade rating); and provided, however, that assignee may reduce the drawing amount under such letter of credit from time to time provided such drawing amount is not less than the aggregated amount of the obligations under this Agreement which have been assigned and then remain. PRODUCER shall not have the right to assign this Agreement without CUSTOMER's prior written consent, provided that PRODUCER or its permitted assignee, without
              --------
     CUSTOMER's consent, may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to an Affiliate (an "Assignee Entity") of PRODUCER at least 68% of the equity securities of which are owned by PRODUCER; provided, however, (i) any
                                                --------  -------
     minority owner of the Assignee Entity shall be that entity contemplated to become an equity owner of PRODUCER's affiliated merchant energy group as set forth in that certain press release issued by Constellation Energy Group on October 23, 2000, (ii) no minority owner of the Assignee Entity may have any control or management or operational rights or role with respect to the Assignee Entity , and (iii) no such assignment shall relieve or discharge PRODUCER from any of its obligations hereunder or shall be made if it would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or materially increase the costs of the transactions contemplated by this Agreement. All assignments shall consist of the same proportion of Installed Capacity and Energy. Except as provided above, any authorized assignment shall relieve the assigning Party of any obligations or liability under the Agreement to the extent of the assignment.

20. SIGNATORS' AUTHORITY/COUNTERPARTS. The undersigned certify that they are authorized to execute this Agreement on behalf of their respective Party. This Agreement may be executed in two or more counterparts, each of which shall be an original. It shall not be necessary in making proof of the contents of this Agreement to produce or account for more than one such counterpart.

21. NO DEDICATION OF FACILITIES. No undertaking by PRODUCER or CUSTOMER under any provision of this Agreement shall be deemed to constitute the dedication of any portion of NMP-2 to the public, to CUSTOMER, or to any other entity.

22. OPERATION OF NMP-2. PRODUCER at all times shall operate NMP-2 in accordance with Good Utility Practice.

     IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Agreement by the undersigned duly authorized representatives as of the date first stated above.

PRODUCER                           CUSTOMER

By:                                By:

Name:                              Name:

Title:                             Title:



DATE: December 11, 2000

                                  SCHEDULE A

                          "Contract Year Base Prices"
                          ---------------------------

                          ---------------------------
                            Contract          Price
                              Year        ($ per MWh)
                          ---------------------------
                               1             $35.70
                          ---------------------------
                               2             $35.32
                           ---------------------------
                               3             $33.95
                           ---------------------------
                               4             $33.60
                           ---------------------------
                               5             $33.56
                           ---------------------------
                               6             $33.23
                           ---------------------------
                               7             $33.91
                           ---------------------------
                               8             $34.61
                           ---------------------------
                               9             $35.32
                           ---------------------------
                               10            $36.05
                          ---------------------------

                                  SCHEDULE B

                            "Monthly Price Factors"
                            -----------------------

                   -------------------------------------------
                     Month           On-Peak         Off-Peak
                   -------------------------------------------
                    January           1.1865          0.6746
                   -------------------------------------------
                    February          1.1865          0.6746
                   -------------------------------------------
                     March            0.9492          0.6133
                   -------------------------------------------
                     April            0.9492          0.6133
                   -------------------------------------------
                      May             1.4238          0.7052
                   -------------------------------------------
                      June            1.6611          0.7359
                   -------------------------------------------
                      July            2.1357          0.7666
                   -------------------------------------------
                     August           2.1357          0.7666
                   -------------------------------------------
                    September         1.6611          0.7359
                   -------------------------------------------
                    October           0.9492          0.6133
                   -------------------------------------------
                    November          0.9492          0.6133
                   -------------------------------------------
                    December          1.1865          0.6746
                  -------------------------------------------